Calculation of Filing Fee Tables
S-4
Eastern Bankshares, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	Other	28,380,621		$ 419,959,002.38	0.0001531	$ 64,295.72
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 419,959,002.38		$ 64,295.72
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 64,295.72
Offering Note
[1]	Rule 457(f) Fee Calculation Details

(1) The number of shares of common stock, par value $0.01 per share, of Eastern Bankshares, Inc. ("Eastern" and such shares, "Eastern Common Stock") being registered is based upon an estimate of (i) the exchange ratio of 0.765 of a share of Eastern Common Stock for each share of common stock, par value $0.01 per share, of HarborOne Bancorp, Inc. ("HarborOne" and, such shares, the "HarborOne Common Stock") multiplied by (ii) the product of: (x) 43,645,708, which is the sum of (a) 43,408,480 shares of HarborOne Common Stock outstanding as of March 31, 2025, plus (b) 228,195 shares of HarborOne restricted stock awards, net of forfeitures as of March 31, 2025, plus (c) 9,033 shares of HarborOne performance stock units vested as of March 31, 2025, and (y) 0.85, which represents the maximum percentage of HarborOne Common Stock to be converted into stock in accordance with the Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Eastern Common Stock as may become issuable as a result of stock splits, stock dividends or similar transactions. (2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated in accordance with Rules 457(c), 457(f)(1), and 457(f)(3) promulgated thereunder. The total amount of HarborOne's securities to be cancelled in connection with the merger is 43,645,708. The total value of HarborOne securities to be cancelled ($498,521,276.78) is the sum of (x) the maximum aggregate offering price ($419,959,002.38), and (y) the amount of cash consideration paid by Eastern ($78,562,274.40). The maximum aggregate offering price ($419,959,002.38) is (x) the average of the high and low prices of HarborOne's Common Stock as reported on the NASDAQ Global Select Market on June 6, 2025 ($11.32), multiplied by (y) the product of (a) the number of shares of HarborOne's Common Stock outstanding as of March 31, 2025 (43,645,708), and (b) 0.85, which represents the maximum percentage of HarborOne Common Stock to be converted into stock in accordance with the Merger Agreement. The amount of cash consideration paid by Eastern ($78,562,274.40) is (x) the product of (a) the number of shares of HarborOne's Common Stock outstanding as of March 31, 2025 (43,645,708), and (b) 0.15, which represents the maximum percentage of HarborOne Common Stock to be converted into cash in accordance with the Merger Agreement, multiplied by (y) the cash consideration per share of HarborOne Common Stock ($12.00). (3) Calculated by multiplying the estimated maximum aggregate offering price of securities to be registered by 0.0001531.
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
43,645,708	$ 11.32	$ 498,521,276.78		$ 78,562,274.40	$ 419,959,002.38